Exhibit 99.1

Marinus Appoints Seth H.Z. Fischer to its Board of Directors

RADNOR, PA, September 7, 2016 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today announced the appointment of Seth H.Z. Fischer to its Board of Directors.

“Seth brings over 30 years of pharmaceutical operations and commercialization experience,” stated Christopher M. Cashman, chairman and chief executive officer of Marinus Pharmaceuticals. “Seth has successfully advanced and commercialized a wide range of therapeutics, including Topamax® in epilepsy and migraines. We will look to leverage his significant knowledge as we advance ganaxolone in status epilepticus and rare pediatric genetic indications. I join my fellow Board members in welcoming Seth to our Board of Directors.”

Mr. Fischer is presently CEO and Director of VIVUS, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. Prior to VIVUS, Mr. Fischer served in various positions at Johnson & Johnson, most recently as Company Group Chairman, Johnson & Johnson and Worldwide Franchise Chairman of Cordis Corporation.  Prior to that he served as Company Group Chairman, North America Pharmaceuticals, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios and prior to that, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals.

“Ganaxolone is a promising CNS-selective GABAA modulator that has the potential to make a meaningful impact on the lives of patients diagnosed with difficult-to-treat epileptic conditions, especially those suffering from rare diseases with limited treatment options,” commented Mr. Fischer. “I look forward to joining the other Board members in providing guidance to the Marinus executive team as the company continues to advance their oral and IV formulations of ganaxolone through clinical trials and to commercialization.”

In addition to the commercialization of Topamax (topiramate) for epilepsy and migraines, Mr. Fischer’s operating responsibilities at Johnson & Johnson and its subsidiaries encompassed the commercialization of products in the neurologic, analgesic, anti-infective, cardiovascular, psychiatric and women’s health areas.  He is a member of the Boards of Directors of Agile Therapeutics, Inc. and BioSig Technologies, Inc., and an advisor to MedHab, LLC. Mr. Fischer earned a bachelor’s degree in general studies from Ohio University and served as a captain in the U.S. Air Force.

Mr. Fischer will fill the board seat previously held by Anand Mehra, M.D. of Sofinnova Ventures, who has served as a member of the Company’s Board of Directors since 2007 and has stepped down from his role as a director of Marinus Pharmaceuticals in order to devote his full time and efforts to other commitments.

“I would like to thank Dr. Mehra for his nearly decade of service and many valuable contributions during his tenure as a board member,” commented Mr. Cashman.  “We wish him continued personal and career success in his future endeavors.”

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone IV is in a Phase 1 clinical trial to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings. Ganaxolone capsule and liquid is being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders — PCDH19, CDKL5, and Fragile X Syndrome. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:          Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com